EXHIBIT 99.1

Avid Announces New Chief Financial Officer
Seasoned financial executive with strong technology and software experience joining Avid executive team to help usher in the next phase of the company’s strategy and growth.
Burlington, MA, December 5, 2016 - Avid® (Nasdaq: AVID) today announced that Brian E. Agle will become Avid’s Senior Vice President and Chief Financial Officer, joining the company effective December 12, 2016. Reporting to Avid Chairman, President & CEO Louis Hernandez, Jr. and based in the company’s headquarters in Burlington (Boston), Mr. Agle will oversee the global finance and accounting organization, as well as the corporate development and investor relations functions. As an experienced and operationally oriented financial executive in the technology and software sectors, and with a history of successfully completing transformations with a strong discipline in cost and cash control, Mr. Agle will be joining the Avid executive team at an important time as the company nears the completion of its own transformation, and begins to enter its planned growth phase in mid-2017.

Before joining Avid, Mr. Agle served as an Operating Advisor at Francisco Partners, a leading global private equity firm focused on technology, and was responsible for leading the finance and accounting best practices across the firm’s more than 30 portfolio companies. Prior to joining Francisco Partners, Agle served as Chief Financial Officer at Rocket Software, an enterprise-software development company, where during his tenure he directed the successful acquisition and integration of several companies and asset purchases. Before joining Rocket, he was Senior Vice President and Chief Financial Officer for Activant Solutions, a business management software company. Previously, Mr. Agle spent 14 years at Novell Inc. where he operated in several financial leadership roles including Vice President, CFO of Global Field Operations with financial responsibility for the $1 billion business. Mr. Agle began his career with Ernst & Young and is a licensed CPA (inactive) in California, with both a bachelor’s degree in accounting and a master’s of accountancy from Brigham Young University.

“Brian is a seasoned financial executive with extensive experience leading global financial organizations in technology and software businesses with a history of leading and completing business transformations, and a strong discipline in cost and cash management,” said Louis Hernandez, Jr., chairman, president and chief executive officer of Avid. “His experience in enterprise software and recurring revenue models such as SaaS business models makes him an ideal fit as Avid increasingly shifts its own business to more cloud-based subscriptions and enterprise software models.”

Mr. Hernandez added, “As we conducted the search process it was important that we found the right individual to both assist us in the completion of our transformation in Q2 2017, and contribute into the future as we transition to a focus on growth in the second half of 2017 and beyond. Brian has the right profile to help the company make this transition successfully.”

“It is clear to me that Avid has an incredible brand, a committed team, supportive and engaged clients, and has continued its industry-defining innovation once again with its Avid Everywhere platform strategy,” said Brian E. Agle, Avid’s incoming senior vice president and chief financial officer. “While company transformations are never easy, I’ve been impressed with the progress they’ve made on this ambitious transformation and can see the pieces coming together. I look forward to helping the Avid team drive to the end of the transformation and shift to a focus on growth, earnings and cash flow.”

Ilan Sidi, who served as interim Chief Financial Officer while the search was being conducted, will help support the transition of the finance, accounting and investor relations functions to Mr. Agle over the next several weeks, and will resume his role as the Vice President of Human Resources for the company.

“On behalf of the board, the executive leadership and Avid team as a whole, I wish to thank Ilan for serving as the interim Chief Financial Officer these past several months,” continued Mr. Hernandez. “Ilan’s background and experience as a public company CFO allowed us to take the needed time to find the right individual to assume the CFO role during this important time in the execution of the company’s strategy.”

In connection with Mr. Agle’s appointment as Senior Vice President and Chief Financial Officer, on December 12, 2016 the Company expects to issue Mr. Agle 245,700 restricted stock units (RSUs) of the Company. The RSUs will vest as follows: 33.33% will vest on the first anniversary of the grant date, and an additional 8.33% will vest at the end of each three-month period, starting from the first anniversary of the grant date. The inducement grants were approved by Avid’s Compensation Committee and will be made as an inducement material to Mr. Agle’s acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

Forward Looking Statements
Certain information provided in this press release include forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, expectations and intentions which are based on current expectations as of the date of this release and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the effect on our sales, operations and financial performance. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are set forth in our public filings with the SEC. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
About Avid
Through Avid Everywhere™, Avid delivers the industry's most open, innovative and comprehensive media platform connecting content creation with collaboration, asset protection, distribution and consumption. Media organizations and creative professionals use Avid solutions to create the most listened to, most watched and most loved media in the world-from the most prestigious and award-winning feature films, to the most popular television shows, news programs and televised sporting events, as well as a majority of today’s most celebrated music recordings and live concerts. Industry leading solutions include Pro Tools®, Media Composer®, Avid NEXIS™, Interplay®, ProSet and RealSet, Maestro, PlayMaker, and Sibelius®. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2016 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid Everywhere, Avid Nexis, iNEWS, Interplay, AirSpeed, MediaCentral, Media Composer, Pro Tools, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. The Interplay name is used with the permission of the Interplay Entertainment Corp. which bears no responsibility for Avid products. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.

Press Contact:
Avid
Sara Griggs
sara.griggs@avid.com
+1 310-907-6909

Investor Relations Contact:
Avid
Robert Roose
robert.roose@avid.com
+1 (978) 495 6066